Press Release

MERRILL CORPORATION ANNOUNCES RECAPITALIZATION
ST. PAUL, Minn., Jul 14, 1999 /PRNewswire via COMTEX/ —

Merrill Corporation (“Merrill”) (Nasdaq: MRLL) announced today that Merrill has signed a definitive merger agreement with Viking Merger Sub, Inc., (“Viking”) a newly-formed affiliate of DLJ Merchant Banking Partners II, providing for the merger of Viking into Merrill. After the closing of the merger, a significant amount of Merrill’s outstanding common stock will be owned by employees of the company, and the remainder will be owned by DLJ Merchant Banking Partners II and affiliated entities. Under the terms of the merger agreement, Merrill shareholders will receive $22.00 per share in cash. “With the low visibility small-cap companies have experienced recently in the marketplace and the cyclical nature of the financial printing business, we believe this offer is strongly in the interest of our shareholders,” stated John Castro, President and CEO. “Our clients remain our top focus and will continue to receive the highest service from our current sales, support and operations team.” The transaction, which is estimated to have a value in excess of $500 million, including refinancing of existing indebtedness, is subject to customary terms and conditions, including shareholder approval and expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. It will be treated as a recapitalization for accounting purposes. Subject to various fiduciary exceptions, the merger agreement places certain restrictions on Merrill’s ability to pursue other transactions. With nearly 4,000 employees, Merrill Corporation is a leading provider of electronic and paper document services, design, typesetting, printing, reproduction, distribution, data and information services to financial, legal, investment company, real estate and corporate clients worldwide. The company is based in St. Paul, Minnesota with locations in most major cities in the United States. Merrill also serves clients internationally with offices and affiliates worldwide. www.merrillcorp.com “We will continue to drive our business strategies, building our relationship with our clients by delivering advanced services based on the best of new information technology,” said Rick Atterbury, Executive VicePresident. “This offer is strongly endorsed by the entire management team,” said John Castro. “I believe this will enable us to continue to provide the bestservice.” Debt financing for the recapitalization is expected to be provided or arranged by DLJ Capital Funding, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation. DLJ Merchant Banking Partners II announced that it has entered into a voting agreement in support of the recapitalization with respect to 2,185,078 shares of the voting stock of Merrill Corporation owned by John Castro, President and Chief Executive Officer, Merrill’s largest shareholder, and Rick Atterbury, Executive Vice President. This constitutes approximately 13.6 percent of the outstanding Merrill shares. The agreement terminates upon the earlier of the termination of the Merger Agreement or consummation of the merger. William F. Dawson, Jr., a principal of DLJ Merchant Banking Partners II, said, “We are excited to provide equity financing for this transaction, and we look forward to providing management with the capital to aggressively grow these businesses through both internal investment and acquisitions.” The Special Committee of the Board of Directors of Merrill has recommended the transaction to the Board, based in part on its receipt of the opinion of CIBC World Markets Corp. that the transaction is fair, from a financial point of view, to the stockholders of Merrill. Proxy materials with respect to the transaction are expected to be mailed to shareholders in October.